Exhibit 23.1

                     [letterhead of Brightman Almagor & Co.]

As independent auditors of TTR Technologies, Inc. (the "Company"), we hereby consent to the incorporation by reference of our report, dated March 14, 2001, on the Company's consolidated balance sheets as of December 31, 2000 and 1999 and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000 in the Company's Registration Statement on Form S-8 to be filed in July 2001.


                                          /s/ Brightman Almagor & Co.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
July 13, 2001


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